Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares Daily 2x VIX Short Term ETN Linked to the S&P 500 VIX Short Term Futures IndexTM due December 4, 2030	$7,832,000.00	$909.30

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-158199-10
June 29, 2011

Pricing Supplement Addendum No. 59 dated June 29, 2011
To the Pricing Supplement No. VLS ETN-1/A5 dated June 27, 2011,
Prospectus Supplement dated March 25, 2009
and Prospectus dated March 25, 2009

Financial Products	VelocityShares Daily 2x VIX Short Term ETN Linked to the S&P 500 VIX Short-Term Futures Index™ due December 4, 2030 (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch
CUSIP/ISIN:	22542D761/US22542D7619
NYSE Arca Ticker Symbol:	TVIX
Aggregate Offering Price of ETNs:	$7,832,000.00
Public Offering Price per ETN:	$19.58
Principal Amount of ETNs:	$40,000,000.00
Principal Amount per ETN:	$100.00
Trade Date:	June 29, 2011
Settlement Date:	July 5, 2011
Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer
Proceeds to Issuer:	100.00% of the Aggregate Offering Price
Agent’s Discount and Commission:

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor’s option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-26 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse